UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2017

Kala Pharmaceuticals, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38150	27-0604595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Beaver Street, Suite 201
Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 996-5252

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2017, the Board of Directors of Kala Pharmaceuticals, Inc. (the “Company”) appointed Todd Bazemore as Chief Operating Officer of the Company effective as of his first date of employment with the Company (the “Commencement Date”), which is expected to be on or about November 20, 2017.

Mr. Bazemore (age 47) served as Executive Vice President and Chief Operating Officer of Santhera Pharmaceuticals (USA) Inc., a subsidiary of Santhera Pharmaceuticals Holdings AG from September 2016 until November 2017.  Prior to joining Santhera, Mr. Bazemore served as Executive Vice President and Chief Commercial Officer of Dyax Corp., a biopharmaceutical company focused on orphan diseases, between April 2014 and January, 2016, when Dyax was acquired by Shire plc.  At Dyax, Mr. Bazemore oversaw all aspects of Dyax’s commercial department including sales, marketing, commercial analytics, market access and patient services. Between April 2012 and September 2013, he served as Vice President, Managed Markets at Sunovion Pharmaceuticals, Inc. (now Dainippon Sumitomo Pharma Co. Ltd.), a global biopharmaceutical company focused on serious medical conditions. Prior to that, Mr. Bazemore held several roles of increasing responsibility at Sunovion, including Vice President of Sales and Vice President of Respiratory Business Unit. He received his Bachelors of Science from the University of Massachusetts, Lowell.

Mr. Bazemore has entered into an employment offer letter with the Company (the “Offer Letter”). The Offer Letter provides for Mr. Bazemore’s at-will employment for an indefinite term as Chief Operating Officer, reporting to the Company’s Chief Executive Officer.  Mr. Bazemore also signed a standard invention, non-disclosure, non-competition, and non-solicitation agreement.

Under the Offer Letter, Mr. Bazemore’s annual base salary is $405,000 and his annual target bonus opportunity will be 40% of his annual base salary. Additionally, Mr. Bazemore will receive a one-time signing bonus of $170,000 payable at the time the Company pays annual bonuses for 2017 (but in no event later than March 15, 2018), subject to Mr. Bazemore being employed by the Company on December 31, 2017.  The Offer Letter also provides that management will recommend that the Compensation Committee of the Company’s Board of Directors grant Mr. Bazemore a stock option award to purchase 172,000 shares of common stock of the Company no later than the first meeting of the Compensation Committee following the Commencement Date. This option award will vest as to 25% of the underlying shares on the first anniversary of the Commencement Date and as to an additional 2.0833% of the shares in equal monthly amounts following the first anniversary of the Commencement Date until the fourth anniversary of such date. The stock options will have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant.

In the event Mr. Bazemore’s employment is terminated by him for good reason or by the Company without cause (each as defined in the Offer Letter), Mr. Bazemore will receive severance of (i) 12 months of his annual base salary then in effect, (ii) any bonus earned for the year prior to the year of termination that has not yet been paid, (iii) a pro-rated portion of any bonus attributable to the year of termination based on the Company’s performance against previously established milestones, and (iv) payment for the cost of up to twelve months of COBRA premiums for continued health benefit coverage.  In addition, the portion of any equity awards granted to Mr. Bazemore by the Company that vest based solely on his continued service with the Company and that would have vested if Mr. Bazmore had continued his employment for twelve months following termination by him for good reason or by the Company without cause will become exercisable in full. If the Company or its successor terminates Mr. Bazemore’s employment without cause or Mr. Bazemore voluntarily terminates his employment for good reason in contemplation of a change of control or within twelve months following a change of control (each as defined in the Offer Letter), then 100% of any equity awards granted to Mr. Bazemore by the Company that vest based solely on his continued service with the Company and that are not then vested, shall become exercisable in full.  For purposes of calculating the forgoing equity awards, any performance-based grants with the performance period ending within one year after the termination will be treated as having satisfied any service requirement with respect to such award and shall vest subject to, and to the extent of, the satisfaction of the applicable performance goals at the end of the applicable performance period.

Also in connection with Mr. Bazemore’s appointment, the Company and Mr. Bazemore will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.14 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-218936) filed with the Securities and Exchange Commission on June 10, 2017. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Bazemore for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as the Company’s Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALA PHARMACEUTICALS, INC.

Date: November 13, 2017	By:	/s/ Mary Reumuth
Name: Mary Reumuth
Title: Chief Financial Officer